Exhibit 5.1

12531 HIGH BLUFF DRIVE SAN DIEGO, CALIFORNIA 92130-2040 TELEPHONE: 858.720.5100 FACSIMILE: 858.720.5125 WWW.MOFO.COM	MORRISON & FOERSTER LLP BEIJING, BERLIN, BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, NEW YORK, NORTHERN VIRGINIA, PALO ALTO, SAN DIEGO, SAN FRANCISCO, SHANGHAI,SINGAPORE, TOKYO, WASHINGTON, D.C.

November 29, 2016

Cherokee Inc.

5990 Sepulveda Boulevard, Suite 600

Sherman Oaks, CA 91411

Re:                          Issuance and Sale of up to 4,237,750 Shares of Common Stock of Cherokee Inc.

Ladies and Gentlemen:

We are acting as counsel to Cherokee Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 4,237,750 shares of the Company’s common stock, par value $0.02 per share (the “Common Stock”), including 552,750 shares that may be sold upon the exercise of an over-allotment option (collectively, the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-205175) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on July 2, 2015, the related prospectus included therein (the “Prospectus”), and the prospectus supplement filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof; (ii) the Amended and Restated Bylaws of the Company, as amended through the date hereof; (iii) certain resolutions of the Board of Directors (the “Board”) of the Company and the Pricing Committee of the Board, relating to the issuance, sale and registration of the Shares; (iv) the Registration Statement; (v) the Prospectus and (vi) the Prospectus Supplement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.  Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the

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manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will be legally issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP